EXHIBIT 14
March  2003

                            ORBIT INTERNATIONAL CORP.
                                 CODE OF ETHICS

This Orbit International Corp. Code of Ethics applies to the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, of Orbit International
Corp. (the "Company"). The Company expects all of its employees to act in accordance with the highest standards of personal and professional integrity in all aspects of their activities, to comply with all applicable laws, rules and regulations, to deter wrongdoing and abide by the policies and procedures adopted by the Company that govern the conduct of its employees.

You  agree  to:

(a) Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(b) Avoid conflicts of interest and to disclose to the Corporate Governance Committee of the Company any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

(c) Take all reasonable measures to protect the confidentiality of non-public information about the Company and their customers obtained or created in connection with your activities and to prevent the unauthorized disclosure of such information unless required by applicable law or regulation or legal or regulatory process;

(d) Produce full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and other regulators and in other public communications made by the Company;

(e) Comply with applicable governmental laws, rules and regulations, as well as the rules and regulations of self-regulatory organizations of which the Company is a member; and

(f) Promptly report any possible violation of this Code of Ethics to the Corporate Governance Committee of the Company.

You are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead the Company's independent public auditors for the purpose of rendering the financial statements of the Company or its subsidiaries misleading.

You understand that you will be held accountable for your adherence to this Code of Ethics. Your failure to observe the terms of this Code of Ethics may result in disciplinary action, up to and including termination of employment. Violations of this Code of Ethics may also constitute violations of law and may result in civil and criminal penalties for you and/or the Company.

If you have any questions regarding the best course of action in a particular situation, you should promptly contact the Corporate Governance Committee of the Company. You may choose to remain anonymous in reporting any possible violation of this Code of Ethics.

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YOUR  PERSONAL  COMMITMENT  TO  THE  ORBIT  INTERNATIONAL  CORP.  CODE OF ETHICS

I acknowledge that I have received and read the Orbit International Corp. Code of Ethics, dated March 2003, and understand my obligations as an employee to comply with the Code of Ethics.

I understand that my agreement to comply with the Code of Ethics does not constitute a contract of employment.

Please sign here:  /s/ Dennis Sunshine                   Date:  3/29/2004
                   -------------------                         ---------

                   /s/  Mitchell  Binder                 Date:  3/29/2004
                  ----------------------                       ---------

                   /s/  David  Goldman                   Date:  3/29/2004
                   -------------------                          ---------

Please  print  your  name:  Dennis  Sunshine
                            ----------------

                           Mitchell  Binder
                           ----------------

                             David  Goldman
                             --------------


This signed and completed form must be returned to your manager or designated human resources professional.

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